EXHIBIT (a)(9)

PLAN INVESTMENT FUND, INC.

ARTICLES OF AMENDMENT

PLAN INVESTMENT FUND, INC., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:	The charter of the Corporation is hereby amended by striking out the second paragraph of Article V section (a) of the Articles of Incorporation and inserting in lieu thereof the following:

The Corporation’s Participation Certificate holders shall be only (i) Blue Cross Plans, Blue Shield Plans, and Blue Cross and Blue Shield Plans (individually, a “Plan” and, collectively, the “Plans”), the Blue Cross and Blue Shield Association (“BCBSA”), and BCS Financial Corporation (“BCS”); and (ii) subsidiaries and affiliates of any Plan, BCBSA, or BCS. (The above investors are referred to individually as a “BCBS Investor” and collectively as “BCBS Investors”); the Corporation’s Participation Certificate holders may also include any person or entity that has a written agreement with the Corporation, a principal underwriter of the Corporation’s Participation Certificates, or BCS or its subsidiaries and affiliates to hold Participation Certificates exclusively for the benefit of any BCBS Investor.

SECOND:	Pursuant to Section 2-604(b) of the Maryland General Corporation Law, the foregoing amendment to the charter of the Corporation has been approved by a majority of the entire Board of Trustees of the Corporation and in the manner and by the vote required by the Investment Company Act of 1940, as amended.

THIRD:	These Articles of Amendment shall become effective on December 21, 2020.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf on the 18th day of December, 2020 by the undersigned duly authorized officer, who acknowledges that this is an act of the Corporation, and verifies, under the penalties for perjury, that the matters and facts stated herein, which require such verification, are true and accurate, to the best of such officer’s knowledge, information, and belief.

PLAN INVESTMENT FUND, INC.

By:	/s/ Susan A. Pickar

Name:	Susan A. Pickar
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Ann F. Frolik

Name:	Ann F. Frolik
Title:	Secretary, Plan Investment Fund, Inc.